EXHIBIT 99.1

Contacts:

Chris Taylor

Investor Relations

781-398-2466

Sarah Emond

Media Relations

781-398-2544

For Immediate Release

Genome Therapeutics Reports on Nasdaq Interpretation

Waltham, Mass., January 31, 2004 – Genome Therapeutics Corp. (Nasdaq: GENE) today reported that the staff of the Nasdaq Stock Market has responded to the Company’s request for interpretation regarding the Company’s ongoing registered common stock offering.

The rules of the Nasdaq Stock Market require that an issuer seek shareholder approval for issuances of 20% or more of its outstanding common stock in certain transactions. The Company is seeking approval from its shareholders to approve the issuance of not more than 20 million shares in the offering for aggregate consideration of not more than $50 million, as described in the Company’s joint proxy statement/prospectus on Form S-4 previously mailed to shareholders. Based on the response from the staff of Nasdaq, the Company currently believes that the offering will not require shareholder approval under Nasdaq’s Marketplace Rules. The Nasdaq interpretation creates the potential for the gross proceeds of the offering to exceed $50 million. However, since there is no assurance that the offering will be completed as currently contemplated, the Company will still seek approval for the offering on the terms described in the joint proxy statement/prospectus on Form S-4.

The financing is expected to be completed concurrently with the close of the merger of Genome Therapeutics and Genesoft Pharmaceuticals. The completion of the merger remains subject to various closing conditions, including the approval by both companies’ shareholders. Genome Therapeutics and Genesoft will each hold special meetings of stockholders to vote on the proposed merger and other related matters on February 2, 2004.

Genome Therapeutics filed a proxy statement/prospectus and other documents concerning the proposed merger transaction with the SEC on December 30, 2003. Investors are urged to read the proxy statement/prospectus and the other relevant documents filed with the SEC because they will contain important information.

You can obtain the proxy statement/prospectus and other related documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you can obtain documents filed with the SEC by Genome Therapeutics free of charge by requesting them in writing from Genome Therapeutics Corp., 100 Beaver Street, Waltham, MA 02453 Attention: Investor Relations, telephone: (781) 398-2300.

Genome Therapeutics and its directors, executive officers and other members of its management and employees, may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the merger. Information about the directors and executive officers of Genome Therapeutics and their ownership of Genome Therapeutics’ shares is set forth in the proxy statement for Genome Therapeutics’ 2003 annual meeting of shareholders, filed with the SEC on April 2, 2003. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus filed by Genome Therapeutics with the SEC on December 30, 2003.

A registration statement relating to the securities to be sold to finance the merged company has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

You may obtain a copy of the prospectus for the securities to be sold to finance the merged company free of charge at the website maintained by the SEC at www.sec.gov or by requesting it in writing from Genome Therapeutics Corp., 100 Beaver Street, Waltham, MA 02453 Attention: Investor Relations, telephone: (781) 398-2300.

Forward-Looking Statement for Genome Therapeutics

This news release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These factors include the risk that the proposed merger between Genome Therapeutics and Genesoft may not be approved by stockholders of Genome Therapeutics or Genesoft, Genome Therapeutics’ or Genesoft’s inability to satisfy the closing conditions of the merger, including the condition of raising additional capital to finance the combined company, the risk that the two companies’ businesses will not be integrated successfully and the significant costs related to the proposed merger. Upon completion of the merger, our business will be significantly dependent upon the combined company’s ability to launch the commercial sale of FACTIVE®, and, due to the limitations on our resources and experience in commercializing products, there can be no assurance that we will be able to successfully launch FACTIVE. We continue to be subject to the risks related to our lead product candidate, Ramoplanin, such as (i) our inability to obtain regulatory approval to commercialize Ramoplanin due to negative, inconclusive or insufficient clinical data and (ii) delays in the progress of our clinical trials for Ramoplanin, and increased cost, due to the pace of enrollment of patients in the trials or fluctuations in the infection rate of enrolled patients. We are also subject to risks related to our inability or the inability of our alliance partners to (i) successfully develop products based on our genomics information, (ii) obtain the necessary regulatory approval for such products, (iii) effectively commercialize any products developed before our competitors are able to commercialize competing products or (iv) obtain and enforce intellectual property rights. In addition, we are subject to the risk factors set forth in Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2003, in our Current Report on Form 8-K/A filed on January 30, 2004 and those set forth in other filings that we may make with the Securities and Exchange Commission from time to time.

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